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                            CERTIFICATE OF AMENDMENT

                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SWEETHEART HOLDINGS INC.

         SWEETHEART HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Sweetheart Holdings Inc.

         2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 10, 1993.

         3. The Restated Certificate of Incorporation of the Corporation is hereby amended by:

               (a) deleting Article FOURTH as it now exists and inserting in lieu thereof the following:

               "FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 5,700,000, of which 1,100,000 shares shall be Class A Common Stock, par value $.01 per share and 4,600,000 shares shall be Class B Common Stock, par value $.01 per share. Class A Common Stock and Class B Common Stock shall have the same powers, preferences and rights, except the Class B
          Common Stock shall have no voting rights other than as required by law. Each share of common stock of the Corporation which is issued and outstanding on the date this Certificate of Amendment is filed with the Secretary of State of Delaware shall be reclassified as a share of Class A Common Stock."; and

               (b) adding a new Article THIRTEENTH to read in its entirety as follows:

               "THIRTEENTH: The total number of directors constituting the full Board of Directors shall be fixed at five. A total of four directors shall constitute a quorum for the transaction of business."

         4. The foregoing amendment to the Restated Certificate of Incorporation herein certified was declared advisable by the Board of Directors of the Corporation pursuant to a resolution duly adopting the amendment on March 11, 1998, and was duly adopted in accordance

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with the  provisions of Sections 228 and 242 of the General  Corporation  Law of
the State of Delaware by the affirmative vote of the holders of all of the outstanding stock of the Corporation entitled to vote thereon.

Signed and attested to on March 11, 1998.


                                                      /s/ James R. Mullen
                                                      ------------------------
                                                      Name:    James R. Mullen
                                                      Title:   Vice President

Attest:


----------------------
/s/ Daniel M. Carson
Name:    Daniel Carson
Title:   Secretary